Exhibit 99.1

ASHTON WOODS ANNOUNCES EXPIRATION OF PRIVATE DEBT
EXCHANGE OFFER AND CONSENT SOLICITATION RELATING TO ITS
9.5% SENIOR SUBORDINATED NOTES DUE 2015

ATLANTA, GA -- (February 13, 2009) – Ashton Woods USA, L.L.C. (the “Company”) today announced the expiration and preliminary results of its previously announced private exchange offer and consent solicitation to exchange any and all of its 9.5% Senior Subordinated Notes due 2015 (the “Old Notes”) for new 11.0% Senior Subordinated Notes due 2015 (the “New Notes”), related guarantees and Class B membership interests (the “Class B Interests”) in the Company  (the “Exchange Offer”).  The Exchange Offer expired on February 13, 2009 at 5:00 p.m.  (New York City time).

Based on information provided by U.S. Bank National Association, the exchange agent for the Exchange Offer, at the expiration of the Exchange Offer, $123,300,000 aggregate principal amount of the Old Notes, representing 98.64% of the outstanding principal amount of the Old Notes, were validly tendered for exchange.  All of the Old Notes that were properly tendered and not withdrawn will be accepted for exchange.

The final results of the Exchange Offer will be announced on the settlement date. The Exchange Offer is expected to be settled on February 20, 2009.

Moelis & Company acted as financial advisor to the Company in connection with the Company’s proposed restructuring, of which the Exchange Offer is a part.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities, including the New Notes or Class B Interests.  The Exchange Offer is made only by, and pursuant to the terms set forth in the offering memorandum and consent solicitation statement dated January 13, 2009, as supplemented by the First Supplement to the Offering Memorandum dated February 5, 2009 (the “Offering Memorandum”), and the information in this news release is qualified by reference to the Offering Memorandum and the accompanying Letter of Transmittal and Consent.  The securities, including the New Notes and Class B Interests, have not been and will not be registered under the Securities Act of 1933, as amended or the securities laws of any other jurisdiction, may not be offered or sold in the U.S. absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.

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With headquarters in Atlanta, Georgia, Ashton Woods USA L.L.C. currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix, Denver and Tampa.

CONTACT:  Ashton Woods USA L.L.C.
Jerry Patava
Interim Chief Financial Officer
(416) 449-1340

U.S. Bank National Association
Information Agent
(800) 934-6802